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Exhibit 5.1

OPINION OF COUNSEL
January 12, 2000

Yahoo! Inc.
3420 Central Expressway
Santa Clara, CA 95051

    Registration Statement on Form S-4

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission (the "Commission") on January 12, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,945,525 shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.

    It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

                      Sincerely,
                      VENTURE LAW GROUP
                      A Professional Corporation
                      /s/ VENTURE LAW GROUP

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OPINION OF COUNSEL January 12, 2000